Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Don Spetner (310) 843-4176

Korn/Ferry International Announces Third Quarter Fiscal Year 2004 Results

Highlights:

•	Fee revenue was $81.4 million, an increase of 8% from $75.5 million in the prior year third quarter, and an increase of 6% from $76.7 million in the second quarter fiscal 2004.

•	Earnings per share of $0.10 improved $0.17 compared to prior year third quarter loss per share and improved $0.04 compared to second quarter fiscal 2004 earnings per share.

•	Operating income of $6.2 million improved $6.0 million compared to prior year third quarter operating income and improved $1.1 million compared to second quarter fiscal 2004.

•	Operating EBITDA of $8.8 million improved $4.6 million year over year and improved $1.1 million sequentially.

Los Angeles, CA, March 10, 2004 - Korn/Ferry International (NYSE:KFY), a leading provider of recruitment and leadership development services, announced third quarter fiscal 2004 diluted earnings per share of $0.10 compared to $0.06 in Q2’04 and a loss per share of $0.07 in Q3’03.

“With the strength in corporate profits and overall economic expansion, we continue to witness a recovery in the executive recruitment business,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry International. “Additionally, we are seeing increased acceptance of our global client strategy and broad based product solutions in the marketplace.”

Financial Results

Actual and Adjusted Results

(dollars in millions, except per share amounts)

	Third Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q3’04	Q3’03	Q3’04	Q3’03	Q3’04	Q3’03
Fee Revenue	$81.4	$75.5	$230.6	$239.1	$230.6	$239.1
Revenue	$86.7	$80.7	$247.0	$256.1	$247.0	$256.1
Operating EBITDA (b)	$8.8	$4.2	$12.3	$(2.2)	$20.9	$14.1
Operating EBITDA Margin (b)	10.8%	5.5%	5.3%	(0.9)%	9.0%	5.9%
Operating Income (Loss)	$6.2	$0.2	$4.5	$(14.5)	$13.0	$1.8
Operating Margin	7.7%	0.2%	2.0%	(6.0)%	5.6%	0.8%
Net Income (Loss)	$3.9	$(2.6)	$(3.3)	$(21.2)	$5.2	$(4.9)
Basic Earnings (Loss) Per Share	$0.10	$(0.07)	$(0.09)	$(0.58)	$0.14	$(0.15)
Diluted Earnings (Loss) Per Share	$0.10	$(0.07)	$(0.09)	$(0.58)	$0.13	$(0.15)

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $8.5 million for the nine months ended January 31, 2004 and $16.3 million for the nine months ended January 31, 2003. These charges primarily relate to severance and facility charges and do not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

b)	For a definition and discussion of operating EBITDA, a non-GAAP financial measure, and a reconciliation between operating EBITDA and net income (loss), please see attached schedules at the end of this earnings release.

Fiscal third quarter fee revenue of $81.4 million increased $4.7 million or 6.1% from Q2’04 of $76.7 million and increased $5.9 million or 7.8% from Q3’03 of $75.5 million. The sequential increase in fee revenue is due to the increase in the average number of billable engagements, primarily in North America, combined with exchange rates which impacted fee revenues favorably by $2.0 million in the current quarter. The year over year increase in fee revenue, which includes an increase of North America fee revenue of $4.4 million, is attributable to an improvement in the number of new engagements opened across all regions. Exchange rates impacted fee revenues favorably by $4.3 million in the current quarter compared to prior year.

Compensation and benefits expense was $53.6 million compared to $51.3 million in Q2’04 and $54.5 million in Q3’03. The increase from Q2’04 partially relates to the impact of exchange rates of $1.3 million combined with an increase in bonus expense. The decline from Q3’03 reflects a reduction in the number of employees from approximately 1,550 at January 31, 2003 to approximately 1,400 at January 31, 2004, which reduced compensation and benefits expense by $3.7 million. This decline in compensation and benefits expense was offset by the impact of exchange rates by $2.8 million.

General and administrative expense was $18.7 million compared to $17.5 million in Q2’04 and $16.7 million in Q3’03. The increases of $1.2 million and $2.0 million, respectively, are due to increased facilities expense in Europe related to the relocation of one of our larger offices in addition to the impact of exchange rates.

Depreciation and amortization expense of $2.5 million was consistent with Q2’04 and decreased $1.5 million compared to Q3’03 as a significant amount of fixed assets became fully depreciated in the second half of fiscal 2003.

Operating income of $6.2 million improved $1.1 million or 21% compared to Q2’04 and improved $6.0 million compared to Q3’03. Operating EBITDA of $8.8 million improved $1.1 million or 14.8% compared to Q2’04 and improved $4.6 million compared to Q3’03.

Balance Sheet and Liquidity

Cash and cash equivalents was $76.9 million at January 31, 2004 compared to $64.4 million at October 31, 2003.

Interest expense, primarily related to the borrowings under Company Owned Life Insurance (COLI) policies and Korn/Ferry’s convertible securities, was $2.4 million in the current quarter, which decreased slightly compared to Q2’04. At January 31, 2004, Korn/Ferry had no outstanding borrowings under its credit facility.

EXECUTIVE RECRUITMENT

Korn/Ferry is one of the world’s leading executive recruitment brands. Operating in 36 countries, the Executive Recruitment business delivers customized executive search services, including the identification of CEOs, COOs, CFOs, board members and other senior-level executives, to clients worldwide.

Selected Executive Recruitment Data

Actual and Adjusted Results

(dollars in millions)

	Third Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q3’04	Q3’03	Q3’04	Q3’03	Q3’04	Q3’03
Fee revenue	$72.8	$68.2	$206.5	$214.5	$206.5	$214.5
Revenue	$77.1	$72.4	$220.0	$228.8	$220.0	$228.8
Operating EBITDA (b)	$13.5	$11.7	$28.4	$23.1	$33.8	$34.5
Operating EBITDA Margin (b)	18.5%	17.1%	13.7%	10.8%	16.4%	16.1%
Operating Income	$11.4	$8.4	$22.0	$13.4	$27.4	$24.8
Operating Margin	15.6%	12.3%	10.7%	6.2%	13.3%	11.5%
Average number of consultants	387	417	384	429	384	429
Engagements (c)	1,317	1,029	3,845	3,443	3,845	3,443

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $5.4 million for the nine months ended January 31, 2004 and $11.4 million for the nine months ended January 31, 2003. These charges primarily relate to severance and facility charges and do not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

b)	For a definition and discussion of operating EBITDA, a non-GAAP financial measure, and a reconciliation between operating EBITDA and net income (loss), please see attached schedules at the end of this earnings release.

c)	Represents new engagements opened in the respective period.

In the Executive Recruitment business, fiscal third quarter fee revenue was $72.8 million, an increase of $3.6 million or 5.2% from $69.2 million in Q2’04 and an increase of $4.6 million or 6.7% from $68.2 million in Q3’03. The sequential increase in fee revenue is attributable to an increase in the average number of billable engagements, primarily in North America. Sequentially, exchange rates impacted fee revenue favorably by $1.6 million. The year over year increase in fee revenue is due to an increase in the number of new engagements opened across all regions. Year over year, exchange rates impacted fee revenue favorably by $3.5 million.

Executive recruitment operating income was $11.4 million in the current quarter, an increase of $2.2 million or 23.9% compared to $9.2 million in Q2’04, and an increase of $3.0 million or 35.7% compared to $8.4 million in Q3’03. Operating EBITDA was $13.5 million in the current quarter, an improvement of $2.3 million or 20.5% compared to $11.2 million in Q2’04 and an improvement of $1.8 million or 15.4% compared to $11.7 million in Q3’03.

The increases in both operating income and operating EBITDA in Q3’04 compared to Q2’04 reflect the increase of revenue partially offset by an increase in general administrative expenses.

The increases in both operating income and operating EBITDA in Q3’04 compared to Q3’03 reflect the increase of revenue as well a decrease of depreciation and amortization expense, which only affected operating income. These amounts were partially offset by an increase of general administrative expenses, primarily due to foreign exchange rates.

The total number of consultants at January 31, 2004 was 385, consistent with the number of consultants at October 31, 2003, and a reduction of approximately 25 compared to January 31, 2003.

FUTURESTEP

Futurestep provides customized middle management recruitment solutions to companies, offering clients a portfolio of services ranging from individual search assignments to on-site managed recruitment services.

Selected Futurestep Data

Actual and Adjusted Results

(dollars in millions)

	Third Quarter				Year to Date
	Actual		Adjusted (a)		Actual		Adjusted (a)
	Q3’04	Q3’03	Q3’04	Q3’03	Q3’04	Q3’03	Q3’04	Q3’03
Fee revenue	$8.5	$7.4	$8.5	$7.4	$24.1	$24.6	$24.1	$24.6
Revenue	$9.5	$8.3	$9.5	$8.3	$27.0	$27.3	$27.0	$27.3
Operating EBITDA (b)	$0.9	$(2.4)	$0.9	$(0.8)	$(1.4)	$(7.6)	$1.6	$(2.2)
Operating EBITDA Margin(b)	10.8%	(32.5)%	10.8%	(11.1)%	(5.9)%	(30.9)%	6.5%	(9.1)%
Operating income (loss)	$0.6	$(2.9)	$0.6	$(1.3)	$(2.4)	$(9.4)	$0.6	$(4.0)
Operating Margin	7.3%	(39.2)%	7.3%	(17.8)%	(10.0)%	(38.3)%	2.3%	(16.4)%

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $1.6 million for the three months ended January 31, 2003, $3.0 million for the nine months ended January 31, 2004 and $5.4 million for the nine months ended January 31, 2003. These charges relate to severance and write-off of assets and facility charges and do not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

b)	For a definition and discussion of operating EBITDA, a non-GAAP financial measure, and a reconciliation between operating EBITDA and net income (loss), please see attached schedules at the end of this earnings release.

Futurestep fiscal third quarter fee revenue was $8.5 million, an increase of $1.1 million or 14.2% from Q2’04 and an increase of $1.2 million or 16.0% from Q3’03. The increase in fee revenue is attributable to North America which was driven by our strategic movement toward larger fee engagements. Exchange rates impacted fee revenue favorably by $0.4 million and $0.8 million, sequentially and year over year, respectively.

A restructuring charge of $1.6 million was recognized in Q3’03 as a result of revised estimates for previous restructuring initiatives related to Futurestep facilities.

Futurestep operating income was $0.6 million compared to $0.5 million in Q2’04 and an adjusted operating loss of $1.3 million in Q3’03. Operating EBITDA was $0.9 million in the current quarter compared to $0.7 million in Q2’04 and a negative adjusted operating EBITDA of $0.8 million in Q3’03. Operating income and operating EBITDA, including restructuring, was negative $2.9 million and negative $2.4 million, respectively, in Q3’03.

Outlook

Korn/Ferry estimates that fourth quarter fiscal 2004 fee revenue is likely to be in the range of $81 million to $85 million, assuming constant foreign exchange rates, and earnings per share is likely to be in the range of $0.10 to $0.16.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with over 70 offices in 36 countries, is the executive recruitment firm with the broadest global presence. The firm works closely with clients to provide solutions tailored to their recruitment and assessment needs, through its executive search business, identifying CEOs, COOs, CFOs, board members and other senior-level executives; through the firm’s Management Assessment business, which provides evaluation of senior management teams; and through Futurestep, which provides customized middle management recruitment solutions to employers, offering clients a portfolio of services ranging from individual search assignments to on-site managed recruitment services. For more information, visit the Korn/Ferry International Web site at www.kornferry.com and the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2004	2003	2004	2003
Fee revenue	$81,362	$75,536	$230,599	$239,058
Reimbursed out-of-pocket engagement expense	5,323	5,127	16,384	17,051

Total revenue	86,685	80,663	246,983	256,109

Compensation and benefits	53,625	54,549	156,298	169,637
General and administrative expense	18,724	16,697	53,026	55,294
Out-of-pocket engagement expense	5,544	5,234	16,800	17,051
Depreciation and amortization	2,546	4,000	7,833	12,292
Restructuring charge	—	—	8,526	16,281

Total operating expense	80,439	80,480	242,483	270,555

Operating income (loss)	6,246	183	4,500	(14,446)
Interest and other income, net	591	87	1,061	1,470
Interest expense	2,370	2,704	7,793	7,757

Income (Loss) before provision for income taxes and equity in earnings of unconsolidated subsidiaries	4,467	(2,434)	(2,232)	(20,733)
Provision for income taxes	744	479	1,675	1,537
Equity in earnings of unconsolidated subsidiaries	162	354	576	1,111

Net income (loss)	3,885	(2,559)	(3,331)	(21,159)
Accretion on redeemable convertible preferred stock		(245)		(611)

Net income (loss) attributed to common shareholders	$3,885	$(2,804)	$(3,331)	$(21,770)

Basic income (loss) per common share	$0.10	$(0.07)	$(0.09)	$(0.58)

Basic weighted average common shares outstanding	37,506	37,546	37,474	37,631

Diluted income (loss) per common share	$0.10	$(0.07)	$(0.09)	$(0.58)

Diluted weighted average common shares outstanding	40,639	37,546	37,474	37,631

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended January 31,				Nine Months Ended January 31,
	2004		2003		2004		2003
Fee Revenue:
Executive recruitment:
North America	$42,074		$39,126		$119,096		$123,601
Europe	19,877		18,654		55,892		59,975
Asia/Pacific	8,893		8,562		25,214		25,409
South America	1,973		1,829		6,274		5,487

Total executive recruitment	72,817		68,171		206,476		214,472
Futurestep	8,545		7,365		24,123		24,586

Total fee revenue	81,362		75,536		230,599		239,058

Reimbursed out-of-pocket engagement expenses	5,323		5,127		16,384		17,051

Total revenue	$86,685		$80,663		$246,983		$256,109

Operating Income (Loss):		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$9,548	23%	$5,838	15%	$23,622	20%	$13,352	11%
Europe	604	3%	1,657	9%	(3,959)	(7)%	(74)	(0)%
Asia/Pacific	1,234	14%	941	11%	2,050	8%	1,064	4%
South America	(26)	(1)%	(46)	(3)%	316	5%	(995)	(18)%

Total executive recruitment	11,360	16%	8,390	12%	22,029	11%	13,347	6%
Futurestep	628	7%	(2,890)	(39)%	(2,424)	(10)%	(9,416)	(38)%
Corporate	(5,742)		(5,317)		(15,105)		(18,377)

Total operating income (loss)	$6,246	8%	$183	0%	$4,500	2%	$(14,446)	(6)%

*Adjusted Operating Income (Loss):		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$9,548	23%	$4,945	13%	$23,886	20%	$19,103	15%
Europe	604	3%	2,550	14%	951	2%	5,269	9%
Asia/Pacific	1,234	14%	941	11%	2,210	9%	1,376	5%
South America	(26)	(1)%	(46)	(3)%	374	6%	(995)	(18)%

Total executive recruitment	11,360	16%	8,390	12%	27,421	13%	24,753	12%
Futurestep	628	7%	(1,312)	(18)%	558	2%	(4,041)	(16)%
Corporate	(5,742)		(6,895)		(14,953)		(18,877)

Total adjusted operating income (loss)	$6,246	8%	$183	0%	$13,026	6%	$1,835	1%

*Adjusted operating income (loss) on this page and adjusted operating EBITDA on the following page excludes restructuring charges related to severance and facilities of $16.3 million and $8.5 million for the nine months ended January 31, 2003 and 2004, respectively. Executive recruitment restructuring charges were $11.4 million and $5.4 million for the nine months ended January 31 ,2003 and 2004, respectively. Futurestep restructuring charges were $1.6 million for the three months ended January 31, 2003, $5.4 million for the nine months ended January 31, 2003 and $3.0 million for the nine months ended January 31, 2004. Corporate restructuring charges were $(1.6) million for the three months ended January 31, 2003, $(0.5) million in the nine months ended January 31, 2003 and $0.1 million in the nine months ended January 31, 2004.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING EBITDA

	Three Months Ended January 31,		Nine Months Ended January 31,
	2004	2003	2004	2003
Net income (loss)	$3,885	$(2,559)	$(3,331)	$(21,159)
Equity in earnings of unconsolidated subsidiaries	(162)	(354)	(576)	(1,111)
Provision for income taxes	744	479	1,675	1,537
Interest and other expense (income), net	1,779	2,617	6,732	6,287

Operating Income (Loss)	$6,246	$183	$4,500	$(14,446)

Operating Income (Loss)
Executive recruitment:
North America	$9,548	$5,838	$23,622	$13,352
Europe	604	1,657	(3,959)	(74)
Asia/Pacific	1,234	941	2,050	1,064
South America	(26)	(46)	316	(995)

Total executive recruitment	11,360	8,390	22,029	13,347
Futurestep	628	(2,890)	(2,424)	(9,416)
Corporate	(5,742)	(5,317)	(15,105)	(18,377)

Total	$6,246	$183	$4,500	$(14,446)

Depreciation and Amortization
Executive recruitment:
North America	$885	$1,799	$2,759	$5,262
Europe	950	937	2,726	2,844
Asia/Pacific	187	451	632	1,393
South America	75	74	230	247

Total executive recruitment	2,097	3,261	6,347	9,746
Futurestep	291	498	1,010	1,813
Corporate	158	241	476	733

Total	$2,546	$4,000	$7,833	$12,292

Operating EBITDA
Executive recruitment:
North America	$10,433	$7,637	$26,381	$18,614
Europe	1,554	2,594	(1,233)	2,770
Asia/Pacific	1,421	1,392	2,682	2,457
South America	49	28	546	(748)

Total executive recruitment	13,457	11,651	28,376	23,093
Futurestep	919	(2,392)	(1,414)	(7,603)
Corporate	(5,584)	(5,076)	(14,629)	(17,644)

Total	$8,792	$4,183	$12,333	$(2,154)

Adjusted Operating EBITDA
Executive recruitment:
North America	$10,433	$6,744	$26,645	$24,365
Europe	1,554	3,487	3,677	8,113
Asia/Pacific	1,421	1,392	2,842	2,769
South America	49	28	604	(748)

Total executive recruitment	13,457	11,651	33,768	34,499
Futurestep	919	(814)	1,568	(2,228)
Corporate	(5,584)	(6,654)	(14,477)	(18,144)

Total	$8,792	$4,183	$20,859	$14,127

Note: Operating EBITDA, a non-GAAP financial measure, is operating income (loss) before depreciation and amortization. In addition to excluding interest and taxes, operating income (loss) also excludes equity in earnings of unconsolidated subsidiaries and accretion on redeemable convertible preferred stock. The Company presents EBITDA as an alternative measure of operating performance to operating income (loss). The Company uses EBITDA to analyze its operating results without taking into account depreciation and amortization, which are non-cash expenses. Even though the Company believes that EBITDA is a common measure used by analysts and investors, other companies, including companies in its industry, may define EBITDA differently and thus the Company’s EBITDA and adjusted EBITDA figures may not be comparable with those of other companies.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of January 31, 2004	As of April 30, 2003
ASSETS
Cash and cash equivalents	$76,906	$82,685
Receivables due from clients, net of allowance for doubtful accounts of $8,412 and $7,199	51,845	46,737
Income taxes and other receivables	6,089	12,648
Deferred income taxes	9,162	9,162
Prepaid expenses	10,096	10,403

Total current assets	154,098	161,635

Property and equipment, net	22,167	27,698
Cash surrender value of company owned life insurance policies, net of loans	58,453	53,143
Deferred income taxes	25,263	23,897
Goodwill	100,151	94,729
Deferred financing costs, investments and other	7,518	7,911

Total assets	$367,650	$369,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$—	$5,099
Accounts payable	7,032	8,651
Compensation and benefits payable	44,410	52,206
Other accrued liabilities	27,485	23,006

Total current liabilities	78,927	88,962

Deferred compensation and other retirement plans	52,156	49,944
Long-term debt	43,635	41,364
Other liabilities	10,854	12,682
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs	10,284	9,606

Total liabilities	195,856	202,558

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 39,156 and 38,642 shares issued and 38,000 and 37,590 shares outstanding	305,111	302,021
Retained deficit	(129,938)	(126,607)
Unearned restricted stock compensation	(2,170)	(1,560)
Accumulated other comprehensive loss	(178)	(6,044)

Shareholders’ equity	172,825	167,810
Less: Notes receivable from shareholders	(1,031)	(1,355)

Total shareholders’ equity	171,794	166,455

Total liabilities and shareholders’ equity	$367,650	$369,013